UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2011

Family Dollar Stores, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road
Charlotte, North Carolina		28201-1017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 28, 2011, Family Dollar Stores, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Trian Fund Management, L.P., Trian Management GP, LLC, certain funds managed by Trian Fund Management, L.P. and Nelson Peltz, Peter W. May and Edward P. Garden (collectively, the “Investors”), pursuant to which the Board of Directors of the Company (the “Board”) was expanded from 10 to 11 directors and Mr. Garden was appointed to fill the resulting vacancy. The Company has agreed that Mr. Garden will be re-nominated by the Board at the Company’s 2012 and 2013 Annual Meetings of Stockholders and that the Board will recommend that shareholders of the Company vote for his election as a director at those meetings, in each case subject to certain specified conditions. Mr. Garden has agreed to offer his resignation from the Board under certain circumstances set forth in the Agreement, including if the Investors fail to satisfy the “Minimum Percentage” (as defined in the Agreement) ownership condition with respect to the Company’s common stock.

Pursuant to the Agreement, the Investors have agreed, among other things, and subject to certain limitations, that for a specified period of time, they and their Affiliates (as defined in the Agreement) will vote their shares in favor of the election of each director nominated and recommended by the Board and vote against any shareholder nominations for the election of directors not approved or recommended by the Board. Under the Agreement, the Investors have agreed to certain restrictions, which, among other things, limit the Investors and their Affiliates from acquiring “Economic Ownership” (as defined in the Agreement) of more than 9.9% of the Company’s outstanding common stock for a specified period of time unless authorized by the Board. In addition, the Investors have withdrawn their proposal to acquire the Company, which they originally announced in February 2011. If the Company has announced or entered into a binding agreement providing for, or has recommended that its shareholders support, an “Extraordinary Matter” (as defined in the Agreement), the undertakings by the Investors in the Agreement will not prevent the Investors from proposing or taking any actions in furtherance of, or consummating, a competing Extraordinary Matter. The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this report and the complete text of which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Agreement, effective September 28, 2011, the Board of Directors of the Company increased the number of members of the Board from 10 to 11, and thereafter appointed Edward P. Garden to fill the resulting vacancy.

The Board has determined that Mr. Garden qualifies as an independent director for purposes of the Company’s Corporate Governance Guidelines and New York Stock Exchange requirements. The Board has not determined any committee appointment for Mr. Garden at this time.

As set forth in the Family Dollar Stores, Inc. 2006 Incentive Plan Directors’ Share Awards Guidelines, as a non-employee member of the Board, Mr. Garden will receive a retainer in the form of shares of the Company’s common stock having a fair market value of $75,000, subject to a pro-rata reduction to reflect the portion of the Plan Year (which began on January 20, 2011 and will end on January 18, 2012) prior to the date which Mr. Garden was elected to the Board. Additionally, pursuant to the compensation arrangements established by the Leadership Development and Compensation Committee for all non-employee directors, Mr. Garden will be paid an annual cash retainer of $50,000 per fiscal year, payable quarterly in arrears. He will also receive $1,500 for each meeting of the Board that he attends, and $1,000 for each Committee meeting that he attends.

Other than as disclosed by Mr. Garden and the Investors in their filings with the SEC on Schedule 13D and the Agreement described in Item 1.01 of this report (which description is incorporated by reference into this Item 5.02), the Company is not aware of any arrangement or understanding between Mr. Garden and any other person pursuant to which Mr. Garden was selected as a director or any direct or indirect material interest by Mr. Garden in any prior, existing or proposed transaction, or series of transactions with the Company, or any of its subsidiaries or management.

A news release announcing Mr. Garden’s appointment is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1 –	Agreement dated September 28, 2011 between Family Dollar Stores, Inc. and Trian Fund Management, L.P., Trian Management GP, LLC, certain funds managed by Trian Management L.P. and Nelson Peltz, Peter W. May and Edward P. Garden

99 –	News Release dated September 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: September 29, 2011	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.